Exhibit 99.1
FOR IMMEDIATE RELEASE

SABRA REPORTS FOURTH QUARTER 2020 RESULTS; PROVIDES BUSINESS UPDATE AND 1Q 2021 GUIDANCE

IRVINE, CA, February 22, 2021 — Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (Nasdaq: SBRA) today announced results of operations for the fourth quarter of 2020 and provided a business update and guidance for the first quarter of 2021.

FOURTH QUARTER 2020 RESULTS AND RECENT EVENTS
Following are the highlights of our results for the fourth quarter of 2020 and recent events:
•For the fourth quarter of 2020, net income attributable to common stockholders, FFO, Normalized FFO, AFFO and Normalized AFFO per diluted common share were $0.18, $0.42, $0.42, $0.42 and $0.41, respectively.
•EBITDARM Coverage for our Skilled Nursing/Transitional Care portfolio increased 0.09x over the third quarter of 2020 to 1.93x, and Skilled Mix improved 50 basis points to 39.5%. See further discussion on EBITDARM Coverage and Occupancy Percentage trends under “Portfolio Impact.”
•From the beginning of the COVID-19 pandemic through February 2021, we have collected 99.9% of our forecasted rents. While we have agreed to short-term, temporary pandemic-related rent deferral for two tenants of one to two months of rent, we have not granted any permanent pandemic-related rent concessions since the beginning of the pandemic. Total pandemic-related rent deferrals equal $0.4 million (0.1% of annualized Cash NOI).
•Our managed senior housing portfolio continues to experience occupancy pressures offset in part by continued growth in rates charged to residents. Excluding government grant income of $1.1 million and $4.2 million recognized in the fourth and third quarters of 2020, respectively, fourth quarter revenue declined 2.1% and cash net operating income declined 14.1% on a sequential quarter basis. The senior housing business has high operating leverage causing changes in revenue to have an outsized impact on cash net operating income.
•Our full year investment activity for 2020 totaled $168.4 million at a blended initial cash yield of 7.97%.
•During the fourth quarter of 2020, we issued 3.6 million shares of common stock under our at-the-market offering program (“ATM Program”) for net proceeds of $59.2 million, maintaining our strong net debt to adjusted EBITDA of 4.88x (5.49x including the unconsolidated joint venture). During the fourth quarter of 2020, we utilized the forward feature of the ATM Program, and as of December 31, 2020, 1.1 million shares with an initial weighted average price of $17.44, net of commissions, remained outstanding under forward sale agreements.
•Subsequent to December 31, 2020, Fitch Ratings (“Fitch”) revised its rating outlook for Sabra to Stable from Negative and both Fitch and S&P Global Ratings (“S&P”) affirmed the ratings for Sabra’s debt as 'BBB-'. Despite the challenges of the pandemic, we have remained vigilant in maintaining a strong balance sheet.
•On February 2, 2021, our Board of Directors declared a quarterly cash dividend of $0.30 per share of common stock. The dividend will be paid on February 26, 2021 to common stockholders of record as of the close of business on February 12, 2021. The dividend represents a payout of approximately 73% of our Normalized AFFO per diluted common share of $0.41.
•We added two new board members, Ann Kono and Clifton Porter, during the fourth quarter and a third new board member, Katie Cusack, in January of 2021. These members add fresh skillsets to our already strong, independent board including policy, finance and ESG expertise.

•In January 2021, we appointed Michael Costa, our Executive Vice President - Finance, to Chief Accounting Officer and, in such capacity, he has been designated as our principal accounting officer. He has held various leadership positions overseeing our accounting and finance functions since Sabra’s inception in November 2010.
BUSINESS UPDATE — IMPACT OF THE COVID-19 PANDEMIC TO OUR BUSINESS AND OUR PORTFOLIO
Business Impact
•As noted above, we issued equity under our ATM Program to maintain our Net Debt to Adjusted EBITDA below our 5.50x target. Our liquidity increased $80.1 million during the quarter to $1.1 billion as of December 31, 2020, which includes the full $1.0 billion availability under our revolving line of credit, and we have no material debt maturities until 2024. Our balance sheet remains strong and poised for growth. For additional detail and information regarding Net Debt to Adjusted EBITDA, refer to the Credit Metrics and Ratings section of our corresponding Supplemental Report and the Reconciliation of Non-GAAP Financial Measures, both available in the Investor Relations section of our website at http://www.sabrahealth.com/investors/financials/reports-presentations.
•While we successfully invested $168.4 million during 2020, the impact of the pandemic on investment opportunities and our cost of capital affected the level of investment we had hoped to accomplish. We expect to continue to focus on maintaining a strong balance sheet with ample liquidity and a well-covered dividend, as we pursue opportunities for accretive growth in 2021, which we believe can primarily come from the skilled nursing, behavioral, and addiction asset classes in the near term.

Portfolio Impact
Average Occupancy and Skilled Mix Census
•Although average occupancy throughout our portfolio continues to be negatively impacted by COVID-19, average monthly skilled mix census has increased by 530 basis points from February 2020 through January 2021. The following chart shows the changes in our average monthly occupancy and average monthly skilled mix census for our portfolio from February 2020 through January 2021.

	Change From
	Feb 2020 - Sep 2020	Sep 2020 - Dec 2020	Dec 2020 - Jan 2021	Total Feb 2020 - Jan 2021
Skilled Nursing/Transitional Care:
Average Occupancy	(8.4)%	(3.6)%	(0.1)%	(12.1)%
Skilled Mix Census	0.9%	3.4%	1.0%	5.3%

Senior Housing - Managed:
Average Occupancy - Wholly-Owned	(5.1)%	(2.0)%	(1.7)%	(8.8)%
Average Occupancy - Enlivant Joint Venture	(6.8)%	(4.0)%	(1.4)%	(12.2)%
Average Occupancy - Total	(5.8)%	(2.8)%	(1.5)%	(10.1)%

Senior Housing - Leased:
Average Occupancy	(2.9)%	(2.2)%	(1.1)%	(6.2)%

Specialty Hospital and Other:
Average Occupancy	3.7%	(4.8)%	1.4%	0.3%
Same-Store Senior Housing - Managed REVPOR
•Despite Occupancy Percentage decreases in our Senior Housing - Managed portfolio, same-store Revenue Per Occupied Room (“REVPOR”), which excludes government grant income, has remained strong during the pandemic.

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	4Q 2020	3Q 2020	2Q 2020	1Q 2020	4Q 2019	YoY Change
Wholly-Owned:
Assisted Living[1]	$6,157	$6,027	$5,970	$5,997	$6,019
Change	2.2%	1.0%	(0.5)%	(0.4)%		2.3%

Independent Living	$2,511	$2,525	$2,510	$2,505	$2,498
Change	(0.6)%	0.6%	0.2%	0.3%		0.5%

Enlivant Joint Venture:
Assisted Living[1]	$4,576	$4,411	$4,302	$4,340	$4,418
Change	3.7%	2.5%	(0.9)%	(1.8)%		3.6%
1    Increase due primarily to annual rate increase of approximately 4% implemented for eligible Enlivant residents effective October 1, 2020.

Same-Store Senior Housing - Managed Occupancy and NOI Margins
•Occupancy loss is the key driver of lower cash NOI and cash NOI margin because of the high operating leverage. While expenses associated with the pandemic spiked in the second quarter, much of the ongoing costs have become consistent while government aid has lagged behind the expense spikes and been inconsistent.

	4Q 2020	3Q 2020	2Q 2020	1Q 2020	4Q 2019
Wholly-Owned:
Occupancy	80.2%	81.8%	83.9%	86.5%	87.7%
Change	(1.6)%	(2.1)%	(2.6)%	(1.2)%

Cash NOI	$9,623	$10,635	$9,734	$11,721	$12,323
Change	$(1,012)	$901	$(1,987)	$(602)

Cash NOI Margin	27.6%	29.6%	27.5%	32.0%	33.2%
Change	(2.0)%	2.1%	(4.5)%	(1.2)%

Cash NOI Margin, excluding COVID-19 pandemic expenses and grant income	29.3%	31.1%	32.2%	32.9%	33.2%
Change	(1.8)%	(1.1)%	(0.7)%	(0.3)%

Enlivant Joint Venture:
Occupancy	71.6%	75.8%	78.9%	81.5%	82.2%
Change	(4.2)%	(3.1)%	(2.6)%	(0.7)%

Cash NOI	$5,163	$9,058	$6,597	$8,541	$10,279
Change	$(3,895)	$2,461	$(1,944)	$(1,738)

Cash NOI Margin	15.0%	24.0%	18.7%	23.3%	27.3%
Change	(9.0)%	5.3%	(4.6)%	(4.0)%

Cash NOI Margin, excluding COVID-19 pandemic expenses and grant income	19.7%	21.2%	25.2%	24.6%	27.3%
Change	(1.5)%	(4.0)%	0.6%	(2.7)%

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EBITDARM Coverage
•Trailing twelve-month EBITDARM Coverages for the fourth quarter of 2020 (presented one quarter in arrears) for our triple-net portfolio were as follows:
◦Skilled Nursing/Transitional Care: 1.93x, an increase of 0.09x from the third quarter and 0.30x from the fourth quarter of 2019.
◦Senior Housing - Leased: 1.25x, a decrease of 0.06x from the third quarter and 0.12x from the fourth quarter of 2019.
◦Specialty Hospitals and Other: 3.55x, an increase of 0.17x from the third quarter and 0.26x from the fourth quarter of 2019.
•The above EBITDARM Coverages include approximately $100 million received from the CARES Act Provider Relief Fund as reported by our operators. Excluding these amounts, the above coverages for our Skilled Nursing/Transitional Care, Senior Housing - Leased and Specialty Hospitals and Other portfolios would be 1.55x, 1.24x and 3.49x, respectively. We estimate that our operators have received approximately $230 million from the Provider Relief Fund but have only recognized $100 million in their operating results to date. Recognition of the remaining $130 million is dependent on demonstration of need and any unused amounts may be required to be returned to the federal government.
•Excluding the benefit of amounts received from the Provider Relief Fund, EBITDARM Coverage for the calendar quarter ended September 30, 2020 were 1.36x and 1.14x for our Skilled Nursing/Transitional Care and Senior Housing - Leased portfolios, respectively.

COVID-19 Mitigation
The following summarizes the aggregate amounts reported as being received or otherwise available to our operators under the CARES Act through December 31, 2020. Please refer to the Top 10 Relationships and COVID-19 Mitigation Summary section of our Supplemental Report, available in the Investor Relations section of our website at http://www.sabrahealth.com/investors/financials/reports-presentations, for more details:
•Provider Relief Fund: $230 million (up $20 million from September 30, 2020)1
•Suspension of Medicare sequestration: $10 million 1
•Increase to Federal Medical Assistance Percentages: $60 million (up $30 million from September 30, 2020)1
•Accelerated and Advance Medicare Payments: $140 million (up $10 million from September 30, 2020)2, 3
•Employer payroll tax delay: $30 million (up $10 million from September 30, 2020)2
•Paycheck Protection Program loans: $70 million 4
•Total: Approximately $540 million
1    Mitigates EBITDARM reductions
2    Provides additional near-term liquidity
3    Benefit may be limited depending on reserve requirements under any working capital or other loans
4    Provides additional near-term liquidity for our operators, and potentially mitigates EBITDARM reductions

Currently, there is $33 billion remaining to be disbursed from the Provider Relief Fund and that amount may increase as a result of acute hospital providers returning funds to the government. The Department of Health and Human Services (“HHS”) most recently extended the COVID-19 Public Health Emergency for another 90 days, effective January 21, 2021, which allows HHS to continue providing temporary regulatory waivers and new rules to equip skilled nursing facilities and some assisted living operators with flexibility to respond to the COVID-19 pandemic. The extension of the COVID-19 Public Health Emergency also extends the Federal Medical Assistance Percentages funding increase through June 30, 2021.

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1Q 2021 GUIDANCE
The financial effects of the COVID-19 pandemic have made it more difficult to accurately forecast our future earnings, primarily within our Senior Housing - Managed portfolio. As a result, we are limiting our guidance at this time to the first quarter of 2021.
We expect the following amounts per diluted common share for the quarter ended March 31, 2021:
•Net income: $0.16 - $0.17
•FFO: $0.39 - $0.40
•AFFO: $0.38 - $0.39
The above estimates are based on the following key assumptions:
•Senior Housing - Managed Portfolio Average Quarterly Occupancy
◦Wholly-owned: 75.4% - 77.4%
◦Unconsolidated Joint Venture: 66.0% - 68.0%
•Investments and Dispositions
◦Investments of $39.0 million with a weighted average initial cash yield of 8.2%.
◦Dispositions and loan repayments of $6.2 million, with associated annualized Cash NOI of $0.4 million.
◦Capital expenditures in our wholly-owned Senior Housing- Managed portfolio of $3.2 million.
•Financing and Leverage Management
◦Maintain Net Debt to Annualized Adjusted EBITDA (including unconsolidated joint venture) below 5.50x on expected Annualized Adjusted EBITDA between $479 million and $481 million as of March 31, 2021.
◦Utilize availability under the revolver and issue between $100 million and $110 million of equity under our ATM Program to fund acquisitions and meet our goal of maintaining leverage below 5.50x.
The estimated amounts above do not include any anticipated funds from the Provider Relief Fund for our Senior Housing - Managed communities. For additional detail and information regarding these estimates, refer to the 1Q 2021 Outlook section of our corresponding Supplemental Report and the Reconciliation of Non-GAAP Financial Measures, both available in the Investor Relations section of our website at http://www.sabrahealth.com/investors/financials/reports-presentations/non-gaap.
In January 2021, average monthly occupancy in our wholly-owned Senior Housing - Managed portfolio and Enlivant Joint Venture decreased 165 basis points to 75.9% and 140 basis points to 68.9%, respectively, from December 2020. These declines continue to put pressure on NOI generated from these investments. Additionally, as the tenants within our leased portfolios continue to experience the occupancy declines brought on by the pandemic, the potential for rent relief remains. In the last month, we have seen the acceleration of the COVID-19 vaccine distribution and the deceleration in COVID-19 cases, which makes us more optimistic than at any time since the pandemic began. Nevertheless, uncertainty remains, and accuracy in projecting the pace of recovery remains difficult beyond the very near term.
Commenting on the fourth quarter results, Rick Matros, CEO and Chairman, said, “We continue to be humbled by the commitment to high-quality care our operators and their staff display day in and day out during the pandemic. As we always say, it is what happens inside our buildings that matters most, and we are proud to work with leading care providers who are not only compassionate and highly skilled, but also resilient. We have entered a period of cautious optimism. The vaccine uptake for residents and patients is good and continuing to improve. Likewise, for the staff throughout our portfolio, uptake has improved significantly since the first round of clinics. Many facilities are moving toward a more normalized environment with psychosocial benefits that can’t be overstated. This normalization should improve margins while we look forward to occupancy growth over the coming months. We are heartened by the uptick we have seen over the last month in average occupancy for our top 7 Skilled Nursing/Transitional Care operators. Finally, our acquisition pipeline is active and we look forward to executing on investment activity buoyed by our significant liquidity and a balance sheet that is better positioned than at any time in our 10-year history.”

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LIQUIDITY
As of December 31, 2020, we had approximately $1.1 billion of liquidity, consisting of unrestricted cash and cash equivalents of $59.1 million and available borrowings of $1.0 billion under our revolving credit facility. As of December 31, 2020, we also had $234.7 million available under our ATM program.
CONFERENCE CALL AND COMPANY INFORMATION
A conference call with a simultaneous webcast to discuss the 2020 fourth quarter earnings will be held on Tuesday, February 23, 2021 at 10:00 a.m. Pacific Time. The dial-in number for U.S. participants is (844) 862-3710.  For participants outside the U.S., the dial-in number is (612) 979-9902. The conference ID number is 6793158. The webcast URL is https://edge.media-server.com/mmc/p/xt3puesb. A digital replay of the call will be available on our website at www.sabrahealth.com. The Company’s supplemental information package for the fourth quarter will also be available on our website in the “Investors” section.
ABOUT SABRA
As of December 31, 2020, Sabra’s investment portfolio included 426 real estate properties held for investment (consisting of (i) 287 Skilled Nursing/Transitional Care facilities, (ii) 65 Senior Housing communities (“Senior Housing - Leased”), (iii) 47 Senior Housing communities operated by third-party property managers pursuant to property management agreements (“Senior Housing - Managed”) and (iv) 27 Specialty Hospitals and Other facilities), one investment in a sales-type lease, 18 investments in loans receivable (consisting of (i) one mortgage loan, (ii) one construction loan and (iii) 16 other loans), six preferred equity investments and one investment in an unconsolidated joint venture that owns 158 Senior Housing - Managed communities. As of December 31, 2020, Sabra’s real estate properties held for investment included 42,059 beds/units and its unconsolidated joint venture included 7,056 beds/units, spread across the United States and Canada.
FORWARD-LOOKING STATEMENTS SAFE HARBOR
This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Examples of forward-looking statements include all statements regarding our expectations regarding the impact of the COVID-19 pandemic on our tenants, operators and Senior Housing - Managed communities; our expectations regarding the potential mitigating effects of the state and federal assistance programs available to our tenants, operators and Senior Housing - Managed communities; our expectation regarding the acceleration in COVID-19 vaccine distribution and the participation in vaccination programs by the residents, patients and staff at our facilities; our expectation of occupancy growth over the coming months; our expectation that normalization in our facilities will improve margins; and our other expectations regarding our future financial position, results of operations (including our 2021 first quarter earnings guidance, as well as the assumptions set forth therein, and our leverage expectations), cash flows, liquidity, business strategy, growth opportunities, potential investments and dispositions, and plans and objectives for future operations and capital raising activity.
Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following: the ongoing COVID-19 pandemic and measures intended to prevent its spread, including the impact on our tenants, operators and Senior Housing - Managed communities; our dependence on the operating success of our tenants; the potential variability of our reported rental and related revenues following the adoption of Accounting Standards Update (“ASU”) 2016-02, Leases, as amended by subsequent ASUs, on January 1, 2019; operational risks with respect to our Senior Housing - Managed communities; the effect of our tenants declaring bankruptcy or becoming insolvent; our ability to find replacement tenants and the impact of unforeseen costs in acquiring new properties; the impact of litigation and rising insurance costs on the business of our tenants; the possibility that Sabra may not acquire the remaining majority interest in the Enlivant Joint Venture; risks associated with our investments in joint ventures; changes in healthcare regulation and political or economic conditions; the impact of required regulatory approvals of transfers of healthcare properties; competitive conditions in our industry; our concentration in the healthcare property sector, particularly in skilled nursing/transitional care facilities and senior housing communities, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; the phasing out of the London Interbank Offered Rate (“LIBOR”) benchmark beginning after 2021; our ability to raise capital through equity and debt financings; changes in foreign currency exchange rates; the relatively illiquid nature of real estate investments; the loss of key management personnel; uninsured or underinsured losses affecting our properties and the possibility of environmental

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compliance costs and liabilities; the impact of a failure or security breach of information technology in our operations; our ability to maintain our status as a real estate investment trust (“REIT”) under the federal tax laws; changes in tax laws and regulations affecting REITs (including the potential effects of the Tax Cuts and Jobs Act); compliance with REIT requirements and certain tax and tax regulatory matters related to our status as a REIT; and the ownership limits and takeover defenses in our governing documents and under Maryland law, which may restrict change of control or business combination opportunities.
Additional information concerning risks and uncertainties that could affect our business can be found in our filings with the Securities and Exchange Commission (the “SEC”), including in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, unless required by law to do so.
TENANT AND BORROWER INFORMATION
This release includes information regarding certain of our tenants that lease properties from us and our borrowers, most of which are not subject to SEC reporting requirements. The information related to our tenants and borrowers that is provided in this release has been provided by, or derived from information provided by, such tenants and borrowers. We have not independently verified this information. We have no reason to believe that such information is inaccurate in any material respect. We are providing this data for informational purposes only.
NOTE REGARDING NON-GAAP FINANCIAL MEASURES
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: net operating income (“NOI”), Cash NOI, funds from operations attributable to common stockholders (“FFO”), Normalized FFO, Adjusted FFO (“AFFO”), Normalized AFFO, FFO per diluted common share, Normalized FFO per diluted common share, AFFO per diluted common share and Normalized AFFO per diluted common share. These measures may be different than non-GAAP financial measures used by other companies, and the presentation of these measures is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with U.S. generally accepted accounting principles. An explanation of these non-GAAP financial measures is included under “Reporting Definitions” in this release, and reconciliations of these non-GAAP financial measures to the GAAP financial measures we consider most comparable are included on the Investors section of our website at http://www.sabrahealth.com/investors/financials/reports-presentations/non-gaap.
CONTACT
Investor & Media Inquiries: (888) 393-8248 or investorinquiries@sabrahealth.com

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SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Rental and related revenues	$110,733	$112,847	$430,584	$452,138
Interest and other income	3,184	4,395	11,940	81,540
Resident fees and services	38,137	38,521	156,045	128,058

Total revenues	152,054	155,763	598,569	661,736

Expenses:
Depreciation and amortization	44,158	44,032	176,737	181,549
Interest	24,524	27,429	100,424	126,610
Triple-net portfolio operating expenses	5,109	5,075	20,590	22,215
Senior housing - managed portfolio operating expenses	27,987	25,999	110,963	86,257
General and administrative	8,105	5,934	32,755	30,886
Provision for (recovery of) loan losses and other reserves	1,149	(219)	1,855	1,238
Impairment of real estate	849	2,717	4,003	121,819

Total expenses	111,881	110,967	447,327	570,574

Other (expense) income:
Loss on extinguishment of debt	—	(5,577)	(531)	(16,340)
Other (expense) income	(154)	1,709	2,154	2,094
Net gain on sales of real estate	33	1,084	2,861	2,300

Total other (expense) income	(121)	(2,784)	4,484	(11,946)

Income before loss from unconsolidated joint venture and income tax benefit (expense)	40,052	42,012	155,726	79,216

Loss from unconsolidated joint venture	(3,562)	(1,161)	(16,599)	(6,796)
Income tax benefit (expense)	627	(1,110)	(710)	(3,402)

Net income	37,117	39,741	138,417	69,018

Net income attributable to noncontrolling interests	—	—	—	(22)

Net income attributable to common stockholders	$37,117	$39,741	$138,417	$68,996

Net income attributable to common stockholders, per:

Basic common share	$0.18	$0.20	$0.67	$0.37

Diluted common share	$0.18	$0.20	$0.67	$0.37

Weighted-average number of common shares outstanding, basic	208,101,883	197,840,180	206,223,503	187,172,210

Weighted-average number of common shares outstanding, diluted	209,322,132	199,048,481	207,252,830	188,127,092

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SABRA HEALTH CARE REIT, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	December 31,
	2020	2019
Assets
Real estate investments, net of accumulated depreciation of $681,657 and $539,213 as of December 31, 2020 and 2019, respectively	$5,285,038	$5,341,370
Loans receivable and other investments, net	102,839	107,374
Investment in unconsolidated joint venture	288,761	319,460
Cash and cash equivalents	59,076	39,097
Restricted cash	6,447	10,046
Lease intangible assets, net	82,796	101,509
Accounts receivable, prepaid expenses and other assets, net	160,646	150,443
Total assets	$5,985,603	$6,069,299

Liabilities
Secured debt, net	$79,065	$113,070
Term loans, net	1,044,916	1,040,258
Senior unsecured notes, net	1,248,393	1,248,773
Accounts payable and accrued liabilities	146,276	108,792
Lease intangible liabilities, net	57,725	69,946
Total liabilities	2,576,375	2,580,839

Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2020 and 2019	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized, 210,560,815 and 205,208,018 shares issued and outstanding as of December 31, 2020 and 2019, respectively	2,106	2,052
Additional paid-in capital	4,163,228	4,072,079
Cumulative distributions in excess of net income	(716,195)	(573,283)
Accumulated other comprehensive loss	(39,911)	(12,388)
Total equity	3,409,228	3,488,460
Total liabilities and equity	$5,985,603	$6,069,299

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SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$138,417	$69,018
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	176,737	181,549
Non-cash rental and related revenues	(4,458)	(19,449)
Non-cash interest income	(2,351)	(2,212)
Non-cash interest expense	8,418	10,080
Stock-based compensation expense	7,907	9,819
Non-cash lease termination income	—	(10,579)
Loss on extinguishment of debt	531	16,340
Provision for loan losses and other reserves	1,855	1,238
Net gain on sales of real estate	(2,861)	(2,300)
Impairment of real estate	4,003	121,819
Loss from unconsolidated joint venture	16,599	6,796
Distributions of earnings from unconsolidated joint venture	12,795	13,865
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other assets, net	(6,398)	(9,639)
Accounts payable and accrued liabilities	3,658	(13,870)
Net cash provided by operating activities	354,852	372,475
Cash flows from investing activities:
Acquisition of real estate	(92,945)	(51,136)
Origination and fundings of loans receivable	(1,651)	(13,065)
Origination and fundings of preferred equity investments	(20,069)	—
Additions to real estate	(47,354)	(25,451)
Repayments of loans receivable	4,093	18,367
Repayments of preferred equity investments	3,419	5,079
Net proceeds from sales of real estate	16,751	329,050
Distributions in excess of earnings from unconsolidated joint venture	1,305	—
Net cash (used in) provided by investing activities	(136,451)	262,844
Cash flows from financing activities:
Net repayments of revolving credit facility	—	(624,000)
Proceeds from issuance of senior unsecured notes	—	638,779
Principal payments on senior unsecured notes	—	(700,000)
Principal payments on term loans	—	(145,000)
Principal payments on secured debt	(3,072)	(3,436)
Payments of deferred financing costs	(830)	(15,598)
Payments related to extinguishment of debt	—	(10,502)
Distributions to noncontrolling interest	—	(316)
Issuance of common stock, net	80,092	549,328
Dividends paid on common stock	(278,299)	(335,435)
Net cash used in financing activities	(202,109)	(646,180)
Net increase (decrease) in cash, cash equivalents and restricted cash	16,292	(10,861)
Effect of foreign currency translation on cash, cash equivalents and restricted cash	88	346
Cash, cash equivalents and restricted cash, beginning of period	49,143	59,658
Cash, cash equivalents and restricted cash, end of period	$65,523	$49,143

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SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(in thousands)

	Year Ended December 31,
	2020	2019
Supplemental disclosure of cash flow information:
Interest paid	$92,589	$123,854
Income taxes paid	$2,439	$3,911
Supplemental disclosure of non-cash investing activities:
Decrease in loans receivable and other investments due to acquisition of real estate	$20,731	$—
Secured debt assumed by buyers in connection with sales of real estate	$31,830	$—

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SABRA HEALTH CARE REIT, INC.
FUNDS FROM OPERATIONS (FFO), NORMALIZED FFO,
ADJUSTED FUNDS FROM OPERATIONS (AFFO) AND NORMALIZED AFFO
(dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income attributable to common stockholders	$37,117	$39,741	$138,417	$68,996
Add:
Depreciation and amortization of real estate assets	44,158	44,032	176,737	181,549
Depreciation and amortization of real estate assets related to noncontrolling interest	—	—	—	(93)
Depreciation and amortization of real estate assets related to unconsolidated joint venture	5,424	5,547	26,949	21,649
Net gain on sales of real estate	(33)	(1,084)	(2,861)	(2,300)
Net loss on sales of real estate related to unconsolidated joint venture	10	—	3,281	1,690
Impairment of real estate	849	2,717	4,003	121,819
FFO attributable to common stockholders	$87,525	$90,953	$346,526	$393,310
Write-offs of straight-line rental income receivable and lease intangibles	—	—	21,200	7,326
Lease termination income	—	(854)	(300)	(67,802)
Loss on extinguishment of debt	—	5,577	531	16,340
Provision for (recovery of) doubtful accounts and loan losses, net	1,149	(219)	1,855	1,238
Other normalizing items (1)	(314)	115	(1,283)	5,330
Normalized FFO attributable to common stockholders	$88,360	$95,572	$368,529	$355,742
FFO attributable to common stockholders	$87,525	$90,953	$346,526	$393,310
Merger and acquisition costs	50	232	483	424
Stock-based compensation expense	2,256	990	7,907	9,819
Non-cash rental and related revenues	(5,798)	(6,484)	(4,458)	(19,449)
Non-cash interest income	(608)	(532)	(2,351)	(2,212)
Non-cash interest expense	1,891	2,234	8,418	10,080
Non-cash portion of loss on extinguishment of debt	—	1,972	531	5,838
Provision for (recovery of) loan losses and other reserves	1,149	(219)	1,855	1,238
Non-cash lease termination income	—	(854)	—	(10,579)
Other non-cash adjustments related to unconsolidated joint venture	576	1,212	1,913	4,135
Other non-cash adjustments	205	76	342	171
AFFO attributable to common stockholders	$87,246	$89,580	$361,166	$392,775
Cash portion of lease termination income	—	—	(300)	(57,223)
Cash portion of loss on extinguishment of debt	—	3,605	—	10,502
Other normalizing items (1)	(337)	(10)	(1,369)	5,056
Normalized AFFO attributable to common stockholders	$86,909	$93,175	$359,497	$351,110
Amounts per diluted common share attributable to common stockholders:
Net income	$0.18	$0.20	$0.67	$0.37
FFO	$0.42	$0.46	$1.67	$2.09
Normalized FFO	$0.42	$0.48	$1.78	$1.89
AFFO	$0.42	$0.45	$1.74	$2.08
Normalized AFFO	$0.41	$0.47	$1.73	$1.86
Weighted average number of common shares outstanding, diluted:
Net income, FFO and Normalized FFO	209,322,132	199,048,481	207,252,830	188,127,092
AFFO and Normalized AFFO	209,983,245	199,496,049	208,039,530	188,775,872

(1)     For FFO and AFFO, the year ended December 31, 2020 includes $2.3 million earned during the period related to legacy Care Capital Properties, Inc. investments. In addition, other normalizing items for FFO and AFFO include triple-net operating expenses, net of recoveries.

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REPORTING DEFINITIONS
Cash Net Operating Income (“Cash NOI”)*
The Company believes that net income attributable to common stockholders as defined by GAAP is the most appropriate earnings measure. The Company considers Cash NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines Cash NOI as total revenues less operating expenses and non-cash revenues and expenses. Cash NOI excludes all other financial statement amounts included in net income.

EBITDARM
Earnings before interest, taxes, depreciation, amortization, rent and management fees (“EBITDARM”) for a particular facility accruing to the operator/tenant of the property (not the Company), for the period presented. The Company uses EBITDARM in determining EBITDARM Coverage. EBITDARM has limitations as an analytical tool. EBITDARM does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDARM does not represent a property’s net income or cash flows from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDARM to evaluate the core operations of the properties by eliminating management fees, which may vary by operator/tenant and operating structure, and as a supplemental measure of the ability of the Company’s operators/tenants and relevant guarantors to generate sufficient liquidity to meet related obligations to the Company.

EBITDARM Coverage
Represents the ratio of EBITDARM to cash rent for owned facilities (excluding Senior Housing - Managed communities) for the period presented. EBITDARM Coverage is a supplemental measure of a property’s ability to generate cash flows for the operator/tenant (not the Company) to meet the operator’s/tenant’s related cash rent and other obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDARM. EBITDARM Coverage includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

Funds From Operations Attributable to Common Stockholders (“FFO”) and Adjusted Funds from Operations Attributable to Common Stockholders (“AFFO”)*
The Company believes that net income attributable to common stockholders as defined by GAAP is the most appropriate earnings measure. The Company also believes that funds from operations attributable to common stockholders, or FFO, as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“Nareit”), and adjusted funds from operations attributable to common stockholders, or AFFO (and related per share amounts) are important non-GAAP supplemental measures of the Company’s operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. Thus, Nareit created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income attributable to common stockholders, as defined by GAAP. FFO is defined as net income attributable to common stockholders, computed in accordance with GAAP, excluding gains or losses from real estate dispositions and the Company’s share of gains or losses from real estate dispositions related to its unconsolidated joint venture, plus real estate depreciation and amortization, net of amounts related to noncontrolling interests, plus the Company’s share of depreciation and amortization related to its unconsolidated joint venture, and real estate impairment charges. AFFO is defined as FFO excluding merger and acquisition costs, stock-based compensation expense, non-cash rental and related revenues, non-cash interest income, non-cash interest expense, non-cash portion of loss on extinguishment of debt, provision for loan losses and other reserves, non-cash lease termination income and deferred income taxes, as well as other non-cash revenue and expense items (including ineffectiveness gain/loss on derivative instruments, and non-cash revenue and expense amounts related to noncontrolling interests) and the Company’s share of non-cash adjustments related to its unconsolidated joint venture. The Company believes that the use of FFO and AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of the Company’s operating results among investors and makes comparisons of operating results among real estate investment trusts more meaningful. The Company considers FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare the operating performance of the Company between periods or as compared to other companies. While FFO and AFFO are relevant and widely used measures of operating performance of real estate investment trusts, they do not represent cash flows from operations or net income attributable to common stockholders as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to the

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REPORTING DEFINITIONS
Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define AFFO differently than the Company does.

Normalized FFO and Normalized AFFO*
Normalized FFO and Normalized AFFO represent FFO and AFFO, respectively, adjusted for certain income and expense items that the Company does not believe are indicative of its ongoing operating results. The Company considers Normalized FFO and Normalized AFFO to be useful measures to evaluate the Company’s operating results excluding these income and expense items to help investors compare the operating performance of the Company between periods or as compared to other companies. Normalized FFO and Normalized AFFO do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. Normalized FFO and Normalized AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of Normalized FFO and Normalized AFFO may not be comparable to Normalized FFO and Normalized AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define FFO and AFFO or Normalized FFO and Normalized AFFO differently than the Company does.

Occupancy Percentage
Occupancy Percentage represents the facilities’ average operating occupancy for the period indicated. The percentages are calculated by dividing the actual census from the period presented by the available beds/units for the same period. Occupancy includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful. Occupancy Percentage for the Company’s unconsolidated joint venture is weighted to reflect the Company’s pro rata share.

REVPOR
REVPOR represents the average revenues generated per occupied unit per month at Senior Housing - Managed communities for the period indicated. It is calculated as resident fees and services revenues, excluding government grant income, divided by average monthly occupied unit days. REVPOR includes only Stabilized Facilities. REVPOR for the Company’s unconsolidated joint venture is weighted to reflect the Company’s pro rata share.

Senior Housing
Senior Housing communities include independent living, assisted living, continuing care retirement and memory care communities.

Senior Housing - Managed
Senior Housing communities operated by third-party property managers pursuant to property management agreements.

Skilled Mix
Skilled Mix is defined as the total Medicare and non-Medicaid managed care patient revenue at Skilled Nursing/Transitional Care facilities divided by the total revenues at Skilled Nursing/Transitional Care facilities for the period indicated. Skilled Mix includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

Skilled Nursing/Transitional Care
Skilled Nursing/Transitional Care facilities include skilled nursing, transitional care, multi-license designation and mental health facilities.

Specialty Hospitals and Other
Includes acute care, long-term acute care, rehabilitation and behavioral hospitals, facilities that provide residential services, which may include assistance with activities of daily living, and other facilities not classified as Skilled Nursing/Transitional Care or Senior Housing.

Stabilized Facility
At the time of acquisition, the Company classifies each facility as either stabilized or non-stabilized. In addition, the Company may classify a facility as non-stabilized after acquisition. Circumstances that could result in a facility being classified as non-stabilized include newly completed developments, facilities undergoing major renovations or additions, facilities being

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REPORTING DEFINITIONS
repositioned or transitioned to new operators, and significant transitions within the tenants’ business model. Such facilities are typically reclassified to stabilized upon the earlier of maintaining consistent occupancy (85% for Skilled Nursing/Transitional Care facilities and 90% for Senior Housing communities) or 24 months after the date of classification as non-stabilized. Stabilized Facilities exclude (i) facilities held for sale, (ii) strategic disposition candidates, (iii) facilities being transitioned to a new operator, (iv) facilities being transitioned from being leased by the Company to being operated by the Company and (v) facilities acquired during the three months preceding the period presented.

*Non-GAAP Financial Measures
Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found at http://www.sabrahealth.com/investors/financials/reports-presentations/non-gaap.

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